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                                                                  EXHIBIT 99.1




FOR IMMEDIATE RELEASE:
CONTACT:  GARY KASTEL, DIRECTOR OF CORPORATE COMMUNICATIONS
(800) 236-3454

FOR IMMEDIATE RELEASE:

                       ALTERNATIVE LIVING SERVICES, INC.
                   WILL SELL $50 MILLION OF CONVERTIBLE DEBT

(Brookfield, WI -- May 14, 1997) -- Alternative Living Services, Inc. (AMEX-ALI) announced today that it will sell $50 million of 7% convertible subordinated debentures due 2004, at par value. The transaction is expected to close May 21, 1997. The Company intends to use the net proceeds from this offering to develop and construct new residences, to acquire additional residences as appropriate opportunities arise and for general working capital needs.

The debentures, which are non-callable for three years, will be convertible into common stock at a rate of $20.25 per share. The shares will convert to approximately 2,469,000 shares of common stock.

Neither the debentures or the common stock issuable upon conversion thereof have been registered under the United States Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States or to any US person absent registration or an applicable exemption from the registration requirements.

Alternative Living Services currently operates 88 residences, with an aggregate capacity of 3,763, in 14 states. The Company offers four types of home-like residential models, including Clare Bridge, a specially designed residence for individuals with Alzheimer's disease and other dementias; Wynwood, an upscale residence for the frail elderly; WovenHearts, a moderate income residence to serve the frail elderly in smaller communities; and Crossings, an apartment style residence. Alternative Living Services currently operates in Wisconsin, Michigan, Minnesota, Florida, Pennsylvania, Oregon, Colorado, California, Washington, Idaho, New Jersey, North Carolina, New York and Arizona, with residences under construction and development in many of its existing markets as well as in South Carolina and Delaware.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.